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                                                                 EXHIBIT 9(a)(2)



                     AMENDMENT TO TRANSFER AGENCY AGREEMENT


         AMENDMENT TO DISTRIBUTION AGREEMENT dated as of this 1st day of December, 1997, by and between Pacific Global Fund, Inc., a Maryland corporation doing business as Pacific Advisors Fund Inc. (the "Fund" or "PAF"), and Pacific Global Investors Services, Inc., a California corporation ("PGIS").

                                   WITNESSETH:

         WHEREAS, PAF and PGIS have entered into a Transfer Agency, Dividend Disbursing Agency, and Administrative Service Agreement dated as of December 22, 1992, (the "Transfer Agency Agreement"), under which PAF has engaged the services of PGIS to serve as transfer agent and dividend disbursing agent and perform certain other administrative services for the Portfolios; and

         WHEREAS, PAF has authorized the establishment of two classes of its shares, Class A and Class C Shares; and

         WHEREAS, PAF desires to appoint PGIS as transfer agent for both Classes of its Shares during the period of the Transfer Agency Agreement; and

         WHEREAS, a majority of the Board of Directors of PAF, including a majority of the Directors who are not interested persons of PAF, have adopted a Multi-Class Plan pursuant to Rule 18f-3 under the 1940 Act, setting forth the respective rights and obligations of each Class of the Shares;

         NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein and in the Transfer Agency Agreement, the parties hereto, intended to be legally bound, hereby agree to amend the Transfer Agency Agreement as follows:

         1. Section 20 of the Transfer Agency Agreement is hereby amended to read as follows:

                  Section 20. The Fund agrees to pay PGIS compensation for its services as set forth in Schedule A attached hereto (or as shall be set forth in amendments to such schedule approved by PAF and PGIS), and to reimburse it for reasonable out of pocket expenses. The Account Maintenance and Processing Fees and the Benefit Plan Processing Fees set forth in Schedule A shall be determined separately with respect to each Class of Shares, based on the number of accounts attributable to each Class. All other expenses payable by a Portfolio shall be allocated between its Classes based on their relative average net assets. A Class shall not be liable to pay any fee or expense hereunder that has been allocated to the other Class of its Portfolio.


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         2. Schedule A to the Transfer Agency is amended to read as set forth in
Schedule A hereto.

         3. The Transfer Agency Agreement is amended by the insertion of Sections 31 and 32 as follows:

                  Section 31. It is the parties' intention that PGIS provide all of the types of services described herein for PAF's Class A and Class C shares. Accordingly, PAF hereby appoints PGIS as the Transfer Agent, Dividend Disbursing Agent, and Administrative Services Agent for each Class of the Fund's shares, and PGIS accepts such appointment and agrees to act in such capacities, and to provide such other services as are described in this Agreement, upon the terms set forth in this Agreement. All references to the Fund or a Portfolio herein shall be interpreted so as to include both Classes of Fund shares.

                  Section 32. The Transfer Agent hereby agrees that, prior to any vote on the Multi-Class Plan, the Transfer Agent will provide to PAF's Board of Directors such information requested by the Board as may be reasonably necessary to their evaluation of the Multi-Class Plan.

         3. This Amendment shall not change any other term or provision of the Transfer Agency Agreement and such other terms and provisions shall remain in full force and effect.

         4. Except as otherwise stated herein, capitalized terms used herein shall have the meaning set forth in the Transfer Agency Agreement.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be herewith affirmed, as of the day and year first above written.

ATTEST:                                     PACIFIC GLOBAL FUND INC.
                                            d/b/a PACIFIC ADVISORS FUND INC.

/s/ DALIA MUNOZ                             /s/ GEORGE A. HENNING
---------------------                       ---------------------------------



ATTEST:                                     PACIFIC GLOBAL INVESTORS SERVICES,
                                            INC.

/s/ JEAN CALOUDES                           /s/ THOMAS H. HANSON
---------------------                       ---------------------------------



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                                   Schedule A

                          Transfer Agency Fee Schedule

Account Maintenance and Processing Fees:

(1)      Class A Shares

         $18.00 per open account per year, and

         $2.00 per closed account per year; or

         A Minimum Fee of $15,000 per Portfolio per year.

(2)      Class C Shares

         $18.00 per open account per year, and

         $2.00 per closed account per year; or

         A Minimum Fee of $9,000 per Portfolio per year.

(3) Out-of-Pocket Expenses authorized by this Agreement.

Account or Minimum Fees, whichever is applicable, are billed monthly at 1/12th of the stated annual rate. Out-of-Pocket fees are billed monthly, as incurred.

Benefit Plan Processing:

Benefit Plan Processing Fees, which can be charged to the Shareholder of the Fund, for Individual Retirement Accounts ("IRAs or 403(b)s"):

                                                           IRA         403(b)
                                                           ---         ------
Acceptance fee (per account)                              $10.00       $20.00
Annual Maintenance fee (per account per year)             $10.00       $20.00
Liquidation/Transfer fee (per transaction)                $10.00       $20.00


                    Administrative Service Agent Fee Schedule

PGIS shall receive an annual fee equal to 0.05%of the average daily net asset value of each Portfolio of the Fund, subject to a maximum annual fee of twenty-five thousand dollars ($25,000.00) per Portfolio. The fee is to be computed daily and is payable on the first business day following the calendar month being billed.


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                       Conversion/Termination of Agreement

Upon termination of this Agreement, PGIS reserves the right to assess reasonable fees to cover conversion expenses incurred by it in effecting such conversion.




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